TRICON GLOBAL RESTAURANTS REPORTS AN 11 PERCENT INCREASE
IN ONGOING OPERATING EARNINGS PER SHARE TO $0.77
FOR THE THIRD QUARTER

                                » Strong International System Sales growth continues
                                » Records an unusual charge for AmeriServe expenses

LOUISVILLE, KY (OCTOBER 11, 2000) - Tricon Global Restaurants, Inc. (NYSE:YUM) reported third quarter ongoing operating earnings of $115 million, or $0.77 per share, an 11 percent increase for the quarter ended September 2, 2000. Year-to-date ongoing operating earnings increased 21 percent to $2.17 per share. Additionally, Tricon took an unusual charge of $92 million of which $87 million related to the AmeriServe bankruptcy. This charge is in-line with previously announced guidance.

Financial Highlights
Ongoing Operations
($MM Except Per Diluted Share Amounts)

                                                  % Change vs.                    % Change vs.
                                     Q3           Prior Year         Q3 YTD        Prior Year
     System Sales                   5,225              3             15,165             2
     Revenues(a)                    1,658             (8)             4,911           (11)
     Operating Profit                 221             (5)               646             1
     Operating Earnings               115              2                324            12
     ===========================================================================================
     Operating EPS(b)                 .77             11               2.17             21
     ===========================================================================================
     Net Facility Actions             .02            (96)               .45            (60)
     Unusual items                   (.39)            NM               (.71)            NM
     Reported EPS (c)                 .40            (67)              1.91            (36)
  As expected, revenues declined primarily due to Tricon's ongoing program to sell company owned restaurants to its franchise partners. (Refranchising reduces company sales and increases franchise fees.) Excluding the impact of refranchising, revenues were up 2% for the quarter and 1% year-to-date.

  Ongoing operating EPS is from operations and does not include the impact of facility actions net gain, unusual items, and last year's accounting changes.

  As expected, reported results declined due to the previously announced AmeriServe unusual charge and planned lower refranchising gains versus last year. These reported results include the impact of facility actions net gain, unusual items, and last year's accounting changes.

David C. Novak, Chief Executive Officer said, "We are pleased we were able to exceed our third quarter earnings target with an 11 percent increase - our ninth consecutive quarter of double-digit growth. During the quarter, we experienced continued strength at Pizza Hut and in our international business, and we achieved measured progress at Taco Bell and KFC.

"Our international business continues to make outstanding progress expanding our system globally, opening over 200 restaurants outside of the U.S. in the quarter. As a result of this accelerated expansion, we now expect to open 800 new international restaurants this year, instead of 700 as previously planned.

"Pizza Hut delivered solid results once again this quarter, continuing a three-year trend of same store sales growth. Pizza Hut's leadership in pizza variety, innovation and great taste gives the brand a unique competitive edge and is driving these results.

"We achieved better than expected sales results at Taco Bell by refocusing on our value leadership and unique tasting Mexican products. However, we're not satisfied with the current results. Taco Bell's new management team is developing a strategic plan to regain momentum and consistently drive same store sales growth.

"For the first time during a quarter, KFC promoted all three categories within the chicken segment on-the-bone, strips and sandwiches - resulting in improved same store sales. KFC's new advertising campaign, launched at the beginning of the fourth quarter, should add new vitality to the brand and broaden our consumer base over time. We remain confident in KFC's long-term strategy.

"Based on this positive performance in the third quarter and our balance of year outlook, we are confident of achieving full year ongoing operating EPS of at least $2.95, which exceeds the $2.90 floor in previous guidance. This will result in at least 14 percent growth over 1999."

3rd QUARTER GLOBAL RESULTS

International Business

Tricon's international business continues to deliver excellent growth with system sales up 7% for the quarter after a negative 3% impact from foreign currency translation. Leading this growth was continued global unit expansion. For the most recent twelve months, 741 new restaurants were opened outside the U.S., including 439 KFCs, 280 Pizza Huts and 22 Taco Bells. For the quarter, major Company markets: Australia, Canada, China, Korea, Mexico, and the U.K. achieved positive same store sales growth. Our business in China was particularly strong with same store sales up 16%. Overall, ongoing international operating profit increased 4% for the quarter on top of 39% growth last year. Strong sales and system unit development more than offset the negative impact of foreign currency translation and increased costs. These costs included start-up costs associated with the acceleration of new unit openings and spending on growth initiatives. Year-to-date ongoing operating profit was up 17%. Our forecast for the fourth quarter and full year continues to reflect high-teens growth in ongoing operating profit. For the year, international system sales are expected to be up about 7%.

U.S. Business

In the U.S., blended company same store sales were flat for the quarter, which exceeded our previous guidance. Pizza Hut's same store sales grew by over 1% for the quarter. In the fourth quarter, we expect Pizza Hut's same store sales to grow 4% to 6%.

Taco Bell's same store sales were down 2%, which was significantly better than expected. Despite sales improvement in the third quarter and the first four weeks of the fourth quarter, we continue to hold to our prior fourth quarter guidance which is a decline of 5% to 7% in same store sales. The remainder of the fourth quarter, periods 11 through 13, remains a significant challenge as we lap the very successful launch of Chalupas.

KFC's same store sales were slightly positive, which exceeded our expectations. Now that the launch of chicken sandwiches has been completed, KFC is focusing on growth within each of the key categories of the chicken segment. KFC brought product news to its chicken-on-the-bone business by promoting a family value meal during the summer holiday season. This is important for KFC as it dominates this category. In the fastest growing chicken segment - chicken strips - KFC generated sales increases by adding a new flavor with Honey BBQ Strips. Finally, we continue to be encouraged by consumer response to our new line of high quality chicken sandwiches, the third key category. The KFC brand has demonstrated in countries around the world that high quality products, value and innovation will drive long-term success in this key growth category. For the fourth quarter, our expectations are for a 1% to 3% decline in same store sales as KFC laps the launch of its sandwich line last year, with aggressive trial discounting behind the Twister sandwich.

Overall, our expectation for the fourth quarter is unchanged with U.S. blended company same store sales flat to down 1.5%.

Global Expansion

Tricon continued to make progress in its global expansion, with 354 new system restaurant openings for the quarter and 1,300 over the past year. Both the Company and our franchise partners continue to increase the number of new restaurant openings. This global growth has been fueled by significant openings in China, Japan, Korea, Mexico, the U.K. and the U.S. We now have almost 5,800 KFC restaurants and over 4,000 Pizza Hut restaurants outside the U.S. in the Tricon system. In the U.S., multibranding growth is accelerating and we anticipate having about 1,000 multibranded restaurants in our worldwide system by year-end.

Franchise Fee Growth

Global franchise fees again showed strong growth: up 9% for the quarter to $188 million, driven by the acquisition of over 700 Company restaurants by franchisees during the past year and the opening of over 850 new franchise restaurants around the world over the past year. Another positive factor impacting franchise fees was same store sales growth experienced by KFC's U.S. franchise partners. Year to date, global franchise fees increased 10% to $536 million. For the full year, we expect franchise fee growth of about 11% to roughly $800 million from our three brands worldwide.

Operating and Financial Progress

Ongoing operating EPS increased by 11% in the quarter and 21% year to date. We believe this measure best reflects our operating progress and includes all the ongoing effects of refranchising.

While International ongoing operating profit was up 4%, the effect of refranchising company restaurants in the U.S. and lower U.S. restaurant margin resulted in a 5% decline in ongoing operating profit for the quarter. Year-to-date ongoing operating profit increased by 1%.

Tricon continued to make progress executing its financial strategies, refranchising 48 restaurants in the quarter for a year-to-date total of 479 restaurants generating cash proceeds of about $160 million net of tax and working capital impacts.

Dave Deno, Chief Financial Officer, said, "We are pleased with the continued execution of our financial strategies, and are ensuring our cash is invested in high return opportunities. Consequently, we have increased the full year forecast for our refranchising program to a range of 600 to 700 units, delivering up to $225 million in net cash proceeds. We expect our return on invested capital to improve again this year. For 2000, our returns should exceed 18%, which we believe is the highest in the QSR industry. Finally, we continue to realize savings by reducing our ongoing general and administrative expenses, which were down $6 million for the quarter and over $65 million year to date. For the fourth quarter, we expect these costs to be about flat.

"Importantly, the AmeriServe situation is being resolved in a very positive manner for Tricon. We expect the proposed acquisition of AmeriServe by McLane Company Inc. (a subsidiary of Wal-Mart Stores, Inc.) to close sometime during the fourth quarter and we look forward to a strong long-term relationship with McLane."

AmeriServe

As previously disclosed, Tricon has been advancing funds to AmeriServe, our principal distribution company in the U.S., during its bankruptcy proceedings under a debtor-in-possession credit facility. In connection with the AmeriServe credit facility and other costs and obligations related to the AmeriServe bankruptcy (including the collateral guarantee obligations to secured lenders of AmeriServe), Tricon has recorded an $87 million unusual charge in the third quarter. We will continue to monitor the situation as the transaction closes in the fourth quarter, but based on the best information currently available, we expect to be within our previous guidance of the total exposure related to the AmeriServe bankruptcy.

Ongoing Results*
  Before the impact of refranchising and other portfolio actions, ongoing operating profit was flat for the quarter. Ongoing operating profit was down 5% for the quarter as our refranchising efforts negatively impacted results, as we continue to sell company restaurants to our franchise partners. Within reported operating profit, restaurant profit decreased as we sold restaurants. This was partially offset by higher franchise fees and lower general and administrative expenses. Additionally, refranchising proceeds reduced debt and lowered the year-over-year interest expense included in operating earnings.

  Global system sales of over $5.2 billion were up 3%, driven by the opening of new restaurants. Year-to-date system sales grew 2% to nearly $15.2 billion.

    U.S. system sales increased 1% for the quarter and were down 1% year-to-date.
    International system sales increased 7% for the quarter and 8% year-to-date. Foreign currency translation reduced international system sales growth by 3% for the quarter and 1% year to date.

  Revenues were boosted by adding 1,300 traditional new system restaurants over the past year. However, the impact of refranchising over 700 company restaurants resulted in a decline in reported global company revenues. Refranchising is expected to continue to drive revenues lower in the fourth quarter of 2000 (and into 2001 when we expect to substantially complete our refranchising program).

    U.S. revenues declined 12% in the quarter and 14% year-to-date.
    International revenues were flat for the quarter and decreased 2% year-to-date.
    Global franchise and license fees increased 9% for the quarter driven by the acquisition of over 700 company restaurants by franchisees over the past year and the opening of over 850 new franchise restaurants partially offset by restaurant closures. This increase was driven by over 12% growth in International franchise fees, after about 5% of unfavorable foreign currency translation impact. Year-to-date global franchise and license fees increased by 10%.

  Company restaurant level margins as a percent of sales decreased 50 basis points in the quarter. Portfolio actions benefited margins by 80 basis points while base company restaurant level margins were down almost 130 basis points. This was driven primarily by U.S. performance including occupancy and other cost increases and labor rate increases offset by favorable commodity costs, primarily cheese.

  Year-to-date company restaurant level margins as a percent of sales decreased by 40 basis points. Portfolio actions benefited margins by about 70 basis points while base company restaurant level margins were down 110 basis points. This was driven by U.S. performance including the impact of lapping the favorable self-insurance adjustments in 1999, increased occupancy and other cost, the impact of sales deleverage, and labor rate increases offset by favorable commodity costs, primarily cheese. For the full year, our ongoing restaurant level margin is expected to be slightly below 15%.

  General and administrative expenses declined 3% in the quarter. The reduction in spending on Y2K, savings from Tricon's refranchising actions and lower incentive and stock based compensation drove the decline. For the quarter, International G&A was up 4%, net of 4% benefit from foreign currency translation, as we increased our investments in growth initiatives. Year-to-date G&A decreased 10%, which is more than our expectations coming into the fiscal year.

  Net interest expense declined 10% for the quarter. This was primarily due to free cash flow generated from refranchising over the past 12 months, which was used to reduce debt. Year-to-date net interest expense decreased 17%.

  The effective tax rate on ongoing operating profit for the quarter was 37.0%. This compares to a 40.5% rate last year. Year-to-date the rate is 38.3%, in-line with our full year targeted range of 38% to 39%. The tax rate on reported earnings was 36.2%, and 39.7%, for the quarter and year to date, respectively.

  During the quarter, cash from operations and refranchising was used to reduce net debt by over $120 million. Since year-end 1999, net debt decreased by about $45 million.

  Depreciation and amortization was $82 million for the quarter and $245 million year to date.

  Capital spending was $127 million for the quarter and $313 million year to date. We expect capital spending will approximate $600 million for the full year.
                       U.S. Blended Same Store Sales
----------------------------------------------------------------------------------
                                               Quarter 4           Full Year
 Quarter 1      Quarter 2       Quarter 3       Forecast            Forecast
----------------------------------------------------------------------------------
    -2%            -3%             Flat       Flat to -1.5%      Down 1% to 2%
----------------------------------------------------------------------------------

Note: Quarter 4 and Full Year represent our forecast.

*These results should be read in conjunction with the attached financial summary.

Financial Summary

Third Quarter 2000
(MMs Except Per Share Amounts)

                                       Quarter           %          Year-To-Date           %
                              ----------------------   Change  -----------------------  Change
                                 2000        1999       B/(W)     2000        1999       B/(W)
                              ----------  ----------  -------  ----------  -----------  ------
System sales(a)               $  5,225    $  5,086        3    $ 15,165    $  14,894       2

Company revenues(b)           $  1,658    $  1,812       (8)   $  4,911    $   5,511     (11)

Ongoing operating profit(c)   $    221    $    231       (5)   $    646    $     637       1
Interest expense                    39          42       10         121          145      17
Income tax provision                67          77       12         201          202       -
                              ----------  ----------           ----------  -----------
Ongoing operating earnings(c) $    115    $    112        2    $    324    $     290      12
                              ==========  ==========           ==========  ===========

Earnings per diluted share
  components:
Ongoing operating earnings    $   0.77    $   0.70       11    $   2.17      $  1.80      21
Accounting changes(d)                -        0.02       NM           -         0.08      NM
Facility actions net gain         0.02        0.52      (96)       0.45         1.14     (60)
Unusual items(e)                 (0.39)      (0.01)      NM       (0.71)       (0.03)     NM
                              ----------  ----------           ----------  -----------
Total                         $   0.40    $   1.23      (67)   $   1.91      $  2.99     (36)
                              ==========  ==========           ==========  ===========
  Includes combined sales from company, franchisees, licensees, and unconsolidated affiliates.
  Includes company sales and franchise and license fees.
  Before facility actions net gain, unusual items, and last year's accounting changes.
  Includes both required and discretionary changes, which are more fully described in our 1999 Form 10-K.
  Primarily represents charges for the uncollectability of the debtor-in-possession receivable from AmeriServe and our exposure under the Replacement Lien. These items are more fully described in our second quarter 2000 Form 10-Q.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, ongoing business viability of our key distributor, the ability to secure alternative distribution to our restaurants at competitive rates, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the Company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants will hold a conference call to review its operating and financial performance at 8:30 a.m. EDT on Thursday, October 12, 2000. For U.S. callers the number is 877-224-2660. For international callers the number is 952-361-0954. The call will be available for playback by dialing 800-615-3210 in the U.S. and 703-326-3020 internationally beginning Thursday, October 12 at 11:00 a.m. EDT through Sunday, October 15 at 12:00 midnight EDT. The access code for the playback is 4650019.

Analysts are invited to contact:
     Tim Jerzyk, Vice President Business Planning at 502-874-8617
     Larry Gathof, Director Investor Relations at 502-874-8918

Members of the media are invited to contact:
     Amy Sherwood, Vice President Public Relations at 502-874-8200

Individual shareholders are invited to contact:
     Larry Gathof, Director Investor Relations at 502-874-8918

TRICON Global Restaurants, Inc.
Condensed Consolidated Statement Of Income
(tabular amounts in millions, except per share amounts)
(unaudited)

                                                        %                                  %
                                                %    Pro Forma                      %   Pro Forma
                             12 Weeks Ended   Change  Change     36 Weeks Ended  Change  Change
                            -----------------  B/(W)   B/(W)   -----------------  B/(W)   B/(W)
                            9/02/00  9/04/99   (a)    (a)(b)   9/02/00  9/04/99    (a)   (a)(b)
                            -------- -------- ------ --------- -------- -------- ------ ---------

Revenues
Company sales               $ 1,470  $ 1,639   (10)    (10)    $ 4,375  $ 5,024   (13)     (13)
Franchise and license fees      188      173     9       9         536      487    10       10
                            -------- --------                  -------- --------
                              1,658    1,812    (8)     (8)      4,911    5,511   (11)     (11)
                            -------- --------                  -------- --------
Costs and expenses, net
Company restaurants
  Food and paper                455      513    11      11       1,345    1,575    15       15
  Payroll and employee
    benefits                    395      447    12      12       1,212    1,391    13       13
  Occupancy and other
    operating expenses          393      419     6       6       1,153    1,268     9        9
                            -------- --------                  -------- --------
                              1,243    1,379    10      10       3,710    4,234    12       13
General and administrative
  expenses(c)                   200      202     1       3         576      630     9       10
Other (income) expense(d)        (6)      (5)   13      13         (21)     (11)   85       85
Facility actions net gain(e)     (3)    (144)  (98)    (98)       (116)    (311)  (63)     (63)
Unusual items(f)                 92        3    NM      NM         168        7    NM       NM
                            -------- --------                  -------- --------
Total costs and expenses,
  net(c)(g)                   1,526    1,435    (6)     (6)      4,317    4,549     5        6
                            -------- --------                  -------- --------
Operating profit                132      377   (65)    (65)        594      962   (38)     (37)

Interest expense, net            39       42    10      10         121      145    17       17
                            -------- --------                  -------- --------
Income before income taxes       93      335   (72)    (72)        473      817   (42)     (41)

Income tax provision(h)          34      138    76      75         188      335    44       42
                            -------- --------                  -------- --------
Net income                  $    59  $   197   (70)    (69)    $   285  $   482   (41)     (39)
                            ======== ========                  ======== ========
Basic EPS Data
  EPS                       $  0.41  $  1.28   (68)    (68)    $  1.94  $  3.14   (38)     (37)
                            ======== ========                  ======== ========
  Average shares outstanding    146      154     5       5         147      154     4        4
                            ======== ========                  ======== ========
Diluted EPS Data
  EPS                       $  0.40  $  1.23   (67)    (67)    $  1.91  $  2.99   (36)     (34)
                            ======== ========                  ======== ========
  Average shares outstanding    147      160     8       8         149      161     7        7
                            ======== ========                  ======== ========

See accompanying notes.

TRICON Global Restaurants, Inc.
Supplemental Schedule of Reportable Operating Segments'
Revenues and Operating Profit
(in millions)
(unaudited)

                                             %                                         %
                       12 Weeks Ended     Change                  36 Weeks Ended     Change
                      -----------------    B/(W)              -------------------    B/(W)
                      9/02/00  9/04/99      (a)                9/02/00   9/04/99      (a)
                      -------- -------- ----------            --------- --------- ----------
System Sales
  United States       $ 3,441  $ 3,419       1                $  9,917  $ 10,028       (1)
  International         1,784    1,667       7                   5,248     4,866        8
                      -------- --------                       --------- ---------
  Worldwide           $ 5,225  $ 5,086       3                $ 15,165  $ 14,894        2
                      ======== ========                       ========= =========
Revenues
  United States
    Company sales     $ 1,039  $ 1,199     (13)               $  3,140  $  3,745      (16)
    Franchise and
      license fees        127      119       7                     361       334        8
                      -------- --------                       --------- ---------
  Total United States   1,166    1,318     (12)                  3,501     4,079      (14)
                      -------- --------                       --------- ---------
  International
    Company sales         431      440      (2)                  1,235     1,279       (3)
    Franchise and
      license fees         61       54      12                     175       153       14
                      -------- --------                       --------- ---------
  Total International     492      494       -                   1,410     1,432       (2)
                      -------- --------                       --------- ---------
  Worldwide           $ 1,658  $ 1,812      (8)               $  4,911  $  5,511      (11)
                      ======== ========                       ========= =========

                                                        %                                         %
                                             %      Proforma                          %       Proforma
                       12 Weeks Ended     Change     Change     36 Weeks Ended      Change     Change
                      -----------------    B/(W)      B/(W)   -------------------    B/(W)      B/(W)
                      9/02/00  9/04/99      (a)       (a)(b)   9/02/00   9/04/99      (a)      (a)(b)
                      -------- -------- ---------- ---------- --------- --------- ---------- ----------
Restaurant Margin
  United States(c)(g) $   162  $   193     (16)       (16)    $    478  $    605      (21)      (20)
  International(c)         65       67      (2)        (3)         187       185        1         1
                      -------- --------                       --------- ---------
  Worldwide           $   227  $   260     (13)       (13)    $    665  $    790      (16)      (15)
                      ======== ========                       ========= =========

Restaurant Margin As A Percent Of Company Sales
  United States(c)(g)   15.5%    16.1%  (0.6)ppts. (0.6)ppts.    15.2%     16.2%  (1.0)ppts. (0.7)ppts.
  International(c)      15.2%    15.3%  (0.1)ppts. (0.3)ppts.    15.2%     14.5%   0.7 ppts.  0.6 ppts.
  Worldwide             15.4%    15.9%  (0.5)ppts. (0.5)ppts.    15.2%     15.7%  (0.5)ppts. (0.4)ppts.

Operating Profit
  United States
    ongoing operating
    profit(g)         $   191  $   207      (8)               $    537  $    586       (8)
  International
    ongoing operating
    profit                 76       73       4                     219       187       17
  Ongoing unallocated
    and corporate
    expenses              (45)     (50)      8                    (110)     (134)      17
  Foreign exchange
    gain (loss)            (1)       1      NM                       -        (2)      NM
                      -------- --------                       --------- ---------
  Worldwide ongoing
    operating profit      221      231      (5)                    646       637        1
  Accounting changes(c)     -        5      NM                       -        21       NM
  Facility actions net
    gain(e)                 3      144     (98)                    116       311      (63)
  Unusual items(f)        (92)      (3)     NM                    (168)       (7)      NM
                      -------- --------                       --------- ---------
  Reported operating
    profit(c)(g)      $   132  $   377     (65)               $    594  $    962      (38)
                      ======== ========                       ========= =========

See accompanying notes.

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF INCOME AND SUPPLEMENTAL SCHEDULE OF REPORTABLE OPERATING SEGMENTS' REVENUES AND OPERATING PROFIT:
(tabular dollar amounts in millions, except per share amounts)

  Percentages may not recompute due to rounding.

  Pro Forma % B/(W) excludes the effects of the accounting and human resource policy changes described in Note (c).

  As more fully described in our 1999 Form 10-K, our 1999 operating results included accounting and human resource policy changes of approximately $5 million ($3 million after-tax or $0.02 per diluted share) in the quarter and $21 million ($13 million after-tax or $0.08 per diluted share) year-to-date. The estimated impact of these accounting changes are summarized below:

                             12 Weeks Ended 9/04/99            36 Weeks Ended 9/04/99
                      --------------------------------  ---------------------------------
                      Restaurant                        Restaurant
                        Margin        G&A       Total     Margin       G&A         Total
                      ----------  ---------  ---------  ----------  ----------  ---------
      U.S.            $    -      $     -    $    -     $    8      $     4     $    12
      International        -            1         1          -           (1)         (1)
      Unallocated          -            4         4          -           10          10
                      ----------  ---------  ---------  ----------  ----------  ---------
      Total           $    -      $     5    $    5     $    8      $    13     $    21
                      ==========  =========  =========  ==========  ==========  =========

  Other (income) expense included the following:
                                              12 Weeks Ended       36 Weeks Ended
                                          -------------------  ------------------
                                           9/02/00    9/04/99   9/02/00   9/04/99
                                          ---------  --------  --------  --------
      Equity income from investments in
        unconsolidated affiliates         $   (7)    $   (4)   $  (21)   $   (13)
      Foreign exchange net (gain) loss         1         (1)        -          2
                                          ---------  --------  --------  --------
      Total other (income) expense        $   (6)    $   (5)   $  (21)   $   (11)
                                          =========  ========  ========  ========

  Facility actions net gain included the following:
                                              12 Weeks Ended       36 Weeks Ended
                                          -------------------  ------------------
                                           9/02/00    9/04/99   9/02/00   9/04/99
                                          ---------  --------  --------  --------
      Refranchising net gains             $    5     $  154    $  126    $   332
      Store closure net costs                 (1)        (2)       (4)        (2)
      Impairment charges for stores that
        will continue to be used in the
        business                               -         (3)       (4)       (10)
      Impairment charges for stores to be
        closed                                (1)        (5)       (2)        (9)
                                          ---------  --------  --------  --------
                                          $    3     $  144    $  116    $   311
                                          =========  ========  ========  ========
      U.S.                                $   10     $  144    $  122    $   306
      International                           (7)         -        (6)         5
                                          ---------  --------  --------  --------
      Total                               $    3     $  144    $  116    $   311
                                          =========  ========  ========  ========
      After-tax net gain                  $    3     $   84    $   68    $   183
                                          =========  ========  ========  ========
      Per diluted share                   $ 0.02     $ 0.52    $ 0.45    $  1.14
                                          =========  ========  ========  ========
  Unusual items of $92 million ($57 million after-tax or $0.39 per diluted share) in the quarter and $168 million ($106 million after-tax or $0.71 per diluted share) year-to-date 2000 primarily included:

    Charges for the uncollectibility of the debtor-in-possession receivable from AmeriServe and our exposure under the Replacement Lien (as discussed in our second quarter 2000 Form 10-Q).
    Direct incremental costs incurred by TRICON as a result of AmeriServe's bankruptcy filing.
    Additional costs of defending certain wage and hour litigation.
    Expenses related to the formation of a new joint venture in Canada (as discussed in our second quarter 2000 Form 10-Q).

  Unusual items of $3 million ($3 million after-tax or $0.01 per diluted share) in the quarter and $7 million ($5 million after-tax or $0.03 per diluted share) year-to-date 1999 primarily included:

    Additional costs of defending certain wage and hour litigation.
    Severance and other exit costs related to strategic decisions to streamline the infrastructure of our international business.
    Write-off of enterprise-level goodwill in one of our international businesses.

  We receive semi-annual valuations on our casualty loss reserves from an independent actuary. Based on these valuations, we record adjustments to our casualty loss reserves. Year-to-date 2000 restaurant margin and operating profit included less than $0.5 million of unfavorable adjustments. Year-to-date 1999 restaurant margin and operating profit included favorable adjustments of approximately $21 million. These adjustments principally related to our prior year casualty loss reserves. We did not record any adjustments in the third quarter of 2000 or the third quarter of 1999 since the second semi-annual valuation was received in the fourth quarter of 1999 and the second 2000 valuation is expected to be received in the fourth quarter of 2000.

  The effective tax rates were 36.2% and 41.1% for the 12 weeks ended September 2, 2000 and September 4, 1999, respectively. The effective tax rates were 39.7% and 41.0% for the 36 weeks ended September 2, 2000 and September 4, 1999, respectively.

TRICON Global Restaurants, Inc.
Restaurant Units Activity Summary
For the 36 Weeks Ended September 2, 2000
(unaudited)

                                            Unconsolidated
                                 Company      Affiliates     Franchisees   Licensees     Total
                               ----------  ---------------  ------------  ----------  ----------
KFC U.S.
Balance at December 25, 1999     1,439              -            3,743         49        5,231
  Openings and acquisitions         35              -               81          -          116
  Refranchising and licensing     (103)             -              103          -            -
  Closures                         (21)             -              (28)        (5)         (54)
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     1,350              -            3,899         44        5,293
                               ==========  ===============  ============  ==========  ==========
% of Total                       25.5%              -            73.7%       0.8%       100.0%

Pizza Hut U.S.
Balance at December 25, 1999     2,355              -            4,446      1,283        8,084
  Openings and acquisitions         17              -               78        132          227
  Refranchising and licensing     (277)             -              277          -            -
  Closures                         (58)             -             (119)      (113)        (290)
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     2,037              -            4,682      1,302        8,021
                               ==========  ===============  ============  ==========  ==========
% of Total                       25.4%              -            58.4%      16.2%       100.0%

Taco Bell U.S.
Balance at December 25, 1999     1,190              -            3,921      1,768        6,879
  Openings                          14              -               71         63          148
  Refranchising and licensing      (27)             -               32         (5)           -
  Closures                         (17)             -              (43)      (177)        (237)
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     1,160              -            3,981      1,649        6,790
                               ==========  ===============  ============  ==========  ==========
% of Total                       17.1%              -            58.6%      24.3%       100.0%

Total U.S.
Balance at December 25, 1999     4,984              -           12,110      3,100       20,194
  Openings and acquisitions         66              -              230        195          491
  Refranchising and licensing     (407)             -              412         (5)           -
  Closures                         (96)             -             (190)      (295)        (581)
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     4,547              -           12,562      2,995       20,104
                               ==========  ===============  ============  ==========  ==========
% of Total                       22.6%              -            62.5%      14.9%       100.0%

International
Balance at December 25, 1999     1,997          1,178            6,304        309        9,788
  Openings and acquisitions        104             54              333         17          508
  Refranchising and licensing      (72)             2               70          -            -
  Closures                         (36)           (23)            (132)       (20)        (211)
  Other(a)                        (263)           616             (353)         -            -
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     1,730          1,827            6,222        306       10,085
                               ==========  ===============  ============  ==========  ==========
% of Total                       17.2%          18.1%            61.7%       3.0%       100.0%

Worldwide
Balance at December 25, 1999     6,981          1,178           18,414      3,409       29,982
  Openings and acquisitions        170             54              563        212          999
  Refranchising and licensing     (479)             2              482         (5)           -
  Closures                        (132)           (23)            (322)      (315)        (792)
  Other(a)                        (263)           616             (353)         -            -
                               ----------  ---------------  ------------  ----------  ----------
Balance at September 2, 2000     6,277(b)       1,827           18,784      3,301       30,189
                               ==========  ===============  ============  ==========  ==========
% of Total                       20.8%           6.1%            62.2%      10.9%       100.0%
  Includes 320 Company units and 329 Franchisee units contributed in connection with the formation of a new Joint Venture in Canada as well as 57 units acquired by the Company from Unconsolidated Affiliates and Franchisees.
  Includes 24 Company units approved for closure but not yet closed at September 2, 2000.